Exhibit 21.1

Subsidiaries of the Registrant

#	Name of Entity	Jurisdiction of Incorporation or Organization
1	Instantiapay Pty Ltd	Australia
2	KMZ Interactive Entertainment (Shenzhen) Co., Ltd.	China
3	YoPlatform FZE	Dubai
4	MLT Hong Kong Limited	Hong Kong
5	Instantiapay Limited	Hong Kong
6	VNG Myanmar Co., Ltd.	Myanmar
7	VNG Singapore Pte., Ltd.	Singapore
8	ZingPlay International Pte. Ltd.	Singapore
9	Cloudverse Pte. Ltd.	Singapore
10	VNG Investment Pte. Ltd.	Singapore
11	Verichains SG Pte. Ltd	Singapore
12	Instantiapay Holdings Pte. Ltd.	Singapore
13	Instantiapay SG Pte. Ltd.	Singapore
14	VNG Games Co., Ltd.	Thailand
15	Instantiapay Limited	United Kingdom
16	VNG Software Development Co., Ltd.	Vietnam
17	Dragon Top Entertainment Co., Ltd.	Vietnam
18	ZingPlay Vietnam Company Limited	Vietnam
19	Vi Na Data Information Technology Services Joint Stock Company	Vietnam
20	Vi Na Net Services Joint Stock Company	Vietnam
21	Zion Joint Stock Company	Vietnam
22	Thanh Son Communication Services Trading Co., Ltd.	Vietnam
23	EPI Technologies Joint Stock Company	Vietnam
24	Minh Phuong Thinh Communication Co., Ltd.	Vietnam
25	VNG Online Co., Ltd.	Vietnam
26	VNG Data Center Company Limited	Vietnam
27	XFM Joint Stock Company	Vietnam
28	Adtima Joint Stock Company	Vietnam
29	Fiza Joint Stock Company	Vietnam
30	Dream Maker Foundation	Vietnam
31	Mixus Joint Stock Company	Vietnam
32	A4B Joint Stock Company	Vietnam
33	Verichains Limited Company	Vietnam
34	VTH Development Software Company Limited	Vietnam
35	BigV Technology Corporation	Vietnam
36	VNG Corporation	Vietnam
37	Instantiapay VN Limited Liability Company	Vietnam